Exhibit 10.1
PNM RESOURCES, INC.
2008 OFFICER INCENTIVE PLAN

INTRODUCTION

This document serves as a comprehensive source of information about the PNM Resources, Inc. Officer Incentive Plan (the “Plan”), an annual cash-based incentive plan.  This document describes the objectives and elements of the Plan for the plan year 2008.  If you have questions that are not addressed by this document, please direct them to the PNMR Services Company Compensation Department.

 PLAN OBJECTIVES

The Plan is designed to motivate and reward Participants for benefiting our customers and shareholders by achieving and exceeding business unit (workgroup) goals and financial targets.

 EFFECTIVE DATES

The Plan is effective from January 1, 2008 through December 31, 2008 (the “Plan Year”).  The Human Resources and Compensation Committee (the “Committee”) of the PNM Resources, Inc. Board of Directors (the “Board”) reserves the right, however, to adjust, amend or suspend the Plan at its discretion during the Plan Year.

 ADMINISTRATION

•	Plan Year Goals

Business Unit (workgroup) goals and individual goals will be established for each Officer.  After considering the recommendations of management, the Committee will approve the financial goals against which performance will be measured for the Plan Year.

•	Incentive Award Approvals and Payout Timing

Shortly after the end of the Plan Year, the Committee or the Board will, in its sole discretion, determine the final performance results, which will be used to calculate awards, if any.  The Board will also approve awards, if applicable.  The payment of awards will be made between January 1, 2009 and March 15, 2009.  Awards will be issued to Participants in the form of cash.

•	Provisions for a Change in Control

Pursuant to the PNM Resources, Inc. Officer Retention Plan, if a Participant’s employment is terminated during a “Protection Period” (as defined in the Officer Retention Plan), the Participant may be entitled to a pro-rata award of the Participant’s highest target incentive award under the Plan as in effect during the Protection Period.  Unless otherwise stated, the target award is 50% of the maximum award available under this Plan.  Please refer to the Officer Retention Plan for additional information.

If a Participant’s employment is not terminated prior to the end of the Plan Year in which a “Change in Control” occurs, the Participant shall receive an award for that Plan Year determined in accordance with the provisions of this Plan.  If the Plan is modified in any way as to change the amounts paid under the Plan, the Participant shall receive, at a minimum, an award equal to 50% of the maximum award available under this Plan for the Plan Year in which the Change in Control occurs.  For purposes of this Plan, the term “Change in Control” shall mean and refer to any “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5).  The payments due pursuant to this paragraph shall be paid between January 1 and March 15 following the end of the Plan Year in which the Change in Control occurs.

 ETHICS

The purpose of the Plan is to fairly reward performance achievement.  Any Participant who manipulates or attempts to manipulate the Plan for personal gain at the expense of customers, other employees or company objectives will be subject to appropriate disciplinary action, up to and including termination of employment, and will forfeit any bonus under the Plan.

 ELIGIBILITY

All officers of PNM Resources, Inc. and its affiliates are eligible to participate in the Plan with the exception of the First Choice Power officers, who will participate in the First Choice Power, L.P. Incentive Plan.  For purposes of this Plan, “officer” means any employee of the company named by the Board with the title of Chief Executive Officer, President, Executive Vice President, Senior Vice President or Vice President and who is in salary grade H18 or higher.

•	Pro-Rata Awards for Partial Service Periods

Pro-rata awards for the number of months actively employed at each eligibility level during the Plan Year will be paid to the following Participants at the time awards are paid to all Participants:  (Note:  Any month in which a Participant is actively on the payroll for at least one day will count as a full month.)

-	Participants who are newly hired during the Plan Year.

-	Participants who are promoted, transferred or demoted during the Plan Year.

-	Participants who are on leave of absence for any full months during the Plan Year.

-
Participants who are Impacted (as defined under the PNM Resources, Inc. Non-Union Severance Pay Plan) or leave the company due to Retirement or Disability (as defined under the PNM Resources, Inc. Long-Term Disability Plan) during the Plan Year.  For purposes of the Plan, “Retirement” means termination of employment with the company and all affiliates after the employee has attained:  (1) age forty-five and twenty years of service; (2) age fifty-five and ten years of service; (3) age 59½ and five years of service; or (4) any age and thirty years of service.

-	Participants who die during the Plan Year, in which case the award will be paid to the spouse of a married Participant or the estate of an unmarried Participant.

•	Forfeiture of Awards

Any Participant who terminates employment on or before awards are distributed for the Plan Year for any reason other than death, Impaction, Disability or Retirement will not be eligible for payment of an award.  (Any Participant who elects voluntary separation or retirement in lieu of termination for performance or misconduct will not be eligible for payment of a Plan award.)

•	Eligible Base for Incentive Purposes

The award payable under the Plan is calculated by multiplying the Participant’s annual base rate of pay times the applicable award percentage set forth in the table below under Award Determination, subject to further adjustment by the Committee.  For the purpose of incentive award calculations, the Participant’s annual base rate of pay effective December 31 of the Plan Year will be used unless the

Participant has been demoted during the Plan Year.  In this event, the Participant’s annual base rate of pay may be pro-rated based on the period of time worked at each level.

 AWARD DETERMINATION

For 2008, Plan awards will be based on a combination of Business Unit (workgroup), corporate (financial) and individual performance.  A baseline award will be calculated for each eligible Participant using a formula based on Business Unit (workgroup) and financial performance, which can then be modified up or down based on individual performance at the Committee’s discretion.

•	Performance Thresholds

Business Unit /Individual Goal Set performance that meets or exceeds the threshold performance level will be eligible for a Plan award.

•	Performance Award Opportunity

Award Eligibility Level	Business Unit / Individual Goal Set
	Threshold*	Stretch*	Optimal*
Chairman, President, and CEO	16.0%	28.0%	40.0%

President, Utilities	9.6%	16.8%	24.0%
EVP, Chief Financial Officer	9.6%	16.8%	24.0%
SVP, Chief Administrative Officer	8.0%	14.0%	20.0%
All Other Senior Vice-Presidents	6.4%	11.2%	16.0%

VP, Corporate Controller VP, Treasurer VP, Power Production VP, CIO VP, People Services	5.6%	9.8%	14.0%
All Other Vice-Presidents	4.0%	7.0%	10.0%

•	Corporate Financial Performance Award Opportunity

For the 2008 Plan Year, the Committee has the discretion to increase the amount of the incentive award pool if financial performance exceeds threshold projections.  When the Committee calculates the actual 2008 financial performance to determine if threshold has been met, the financial performance will be adjusted to eliminate the effect of recent rate relief in New Mexico.

•	Individual Performance Award Opportunity

For the 2008 Plan Year, the Committee has the discretion to adjust individual awards up or down based on individual performance.  Participants may be eligible for an Individual Performance Award even if his/her Business Unit/Individual Goal Set does not achieve the threshold target.

•	Award Calculation

1.
Individual Officer Goal Set / Business Unit performance that meets or exceeds the threshold target will be eligible for a Plan award.  The amount of each Officer’s award is determined by the Officer’s award eligibility level and the level of Individual Goal performance met by him/her as determined in accordance with the “Individual Goal Set” table above.

2.	At the Committee’s discretion, the incentive award pool may be increased if company financial performance meets or exceeds the threshold target projections.

3.	At the Committee’s discretion, each individual award resulting from steps 1 and 2 may be adjusted up or down based on individual performance

Award Example:  Assume a Vice President (all Other) with Individual Goal Set results at the Stretch performance level.  At the Vice-President (all Other) eligibility level, the VP would receive an award of 7.0% of annual salary. Assuming the Participant’s annual base salary at year-end is $185,000 the award would be $12,950, which is calculated as follows:

Step 1:  Individual Goal Set results = 7.0%

Step 2:  $185,000 (base salary) x 7.0% = $12,950

This award can then be modified up of down by the Committee based on the assessment of the individual performance.

NONTRANSFERABLE

No award may be assigned or transferred by a Participant other than by will or the laws of descent and distribution.

WITHHOLDING

PNM Resources, Inc. and its affiliates (“PNM Resources”) have the authority and the right to deduct or withhold, or require a Participant to remit to PNM Resources, an amount sufficient to satisfy Federal, state, and local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  Any potential payment to the Participant under the terms of this Plan is also subject to withholdings and deductions by PNM Resources, and the Participant hereby authorizes PNM Resources to apply such withholdings and deductions to liquidate and reduce any outstanding debt or unpaid sums owed by the Participant to PNM Resources or its successor.

NO RIGHTS OF OWNERSHIP

While the Plan is intended to provide Participants with the opportunity to share in the success of PNM Resources, Inc. and its affiliates, the Plan is merely a bonus plan and does not give any Participant any of the rights of ownership of PNM Resources or provide any security interest in any assets of PNM Resources or any of its affiliates.

CONTINUATION OF EMPLOYMENT

This Plan shall not be construed to confer upon any Participant any right to continue in the employment of PNM Resources and shall not limit the right of PNM Resources at its sole discretion, to terminate the employment of a Participant at any time.

Approved by:

/s/ Alice A. Cobb
Alice A. Cobb, SVP and Chief Administrative Officer

December 16, 2008
Date